Filed Pursuant to Rule 424(b)(4)
Registration No. 333-276009

Prospectus Supplement

(To Prospectus dated December 19, 2023)

16,000,000 Shares

REV Group, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 16,000,000 shares of our common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders.

We have agreed to purchase from the underwriters 8,000,000 of the shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering. The completion of the share repurchase is conditioned upon, among other things, the completion of this offering.

Our shares of common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “REVG.” On February 12, 2024, the last reported sale price of our common stock as reported on the NYSE was $17.49 per share.

	Per Share	Total
Public offering price(1)	$16.50	$258,060,000
Underwriting discounts and commissions(2)	$0.7425	$5,940,000
Proceeds to the selling stockholders, before expenses	$15.7575	$252,120,000

(1)

The total price to public reflects the sale of (i) 8,000,000 shares of common stock to the public at the per share price of $16.50 and (ii) 8,000,000 shares of common stock to us in the share repurchase at the per share price of $15.7575.

(2)

The underwriters will not be entitled to any underwriting discounts and commissions in respect of the 8,000,000 shares of common stock being repurchased by us. See “Underwriting” for additional information regarding underwriter compensation. After the share repurchase, the underwriting discounts and commissions will total $5,940,000 if the underwriters do not exercise their option to purchase additional shares of common stock and $7,722,000 if the underwriters exercise the full option to purchase additional shares of common stock.

The selling stockholders have granted the underwriters’ an option to purchase up to 2,400,000 additional shares of common stock at the public offering price less any underwriting discount within 30 days from the date of this prospectus supplement.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about February 20, 2024.

Book-Running Managers

Baird	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Manager

D. A. Davidson & Co.

Prospectus Supplement dated February 14, 2024.

Prospectus

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein and therein, or in any free writing prospectus we may authorize to be delivered or made available to you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus or incorporated by reference herein and therein, and in any free writing prospectus is accurate only as of the date of the respective document in which the information appears, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

For investors outside the United States: We and the selling stockholders have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for this purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus outside the United States. See “Underwriting.”

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated December 19, 2023, including the documents incorporated by reference therein, provides more general information. You should read both this prospectus supplement and the accompanying prospectus, together with any documents incorporated by reference herein and therein and the additional information described under “Where You Can Find More Information,” in its entirety before making an investment decision. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf, before you decide to invest in shares of our common stock.

Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to the “Company,” “REV,” “we,” “us” and “our” refer to REV Group, Inc. and its consolidated subsidiaries.

Our Company

REV is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States and Canada, through two segments: Specialty Vehicles and Recreational Vehicles. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Our Equity Sponsor

The Company’s largest equity holders are (i) American Industrial Partners Capital Fund IV, LP, (ii) American Industrial Partners Capital Fund IV (Parallel), LP and (iii) AIP/CHC Holdings, LLC, which we collectively refer to as “AIP” and which indirectly own approximately 46.1% of our voting shares prior to giving effect to this offering. AIP is managed by AIP, LLC d/b/a American Industrial Partners, which is an operations and engineering-focused private equity firm headquartered in New York, New York, that has been investing in the industrial middle market for over two decades. As of September 30, 2023, American Industrial Partners’ assets under management were $16 billion from five current funds on behalf of pension, endowment and financial institutions.

Share Repurchase

We have agreed to purchase from the underwriters 8,000,000 of the shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering. We refer to this repurchase as the “share repurchase.” The share repurchase is part of our existing share repurchase program initially approved by our Board of Directors on June 1, 2023. Prior to giving effect to the share repurchase, we had $175 million available for repurchases of common stock under the repurchase program. We intend to fund the share repurchase with cash on hand and borrowings under our revolving credit agreement. The closing of the share repurchase is contingent on the closing of this offering.

The share repurchase was approved by a special committee of our Board of Directors, which is composed of disinterested directors. Stock repurchases under the share repurchase program may be subject to a 1% excise tax under the Inflation Reduction Act of 2022. The excise tax is generally imposed on the repurchasing corporation itself, not its stockholders from which shares of common stock are repurchased. The description and the other information in this prospectus supplement regarding the share repurchase is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of the shares of our common stock subject to the share repurchase.

Amendment to Amended and Restated Shareholders Agreement

The Company and AIP intend to enter into an amendment to the Amended and Restated Shareholders Agreement (the “Shareholders Agreement”), dated as of February 1, 2017, by and among the Company and the Shareholders (as defined therein) that are signatories thereto upon the closing of the offering and share repurchase. The amendment will amend the Shareholders Agreement such that once AIP no longer beneficially owns in the aggregate at least 15% of the outstanding Company shares, all designees of AIP who are members of the Board of Directors of the Company shall tender their resignations as promptly as possible (except for one of such designees of AIP, who may serve the remainder of his or her term).

Recent Developments

The following presents selected preliminary estimates of our consolidated financial data for the three months ended January 31, 2024 and actual unaudited financial data for the three months ended January 31, 2023. As previously disclosed, we sold our Collins Bus Corporation subsidiary (“Collins”) on January 26, 2024. Results of Collins are included through the date it was sold. Our consolidated financial statements as of, and for the three months ended, January 31, 2024 are not yet available and are subject to completion of our financial closing procedures. The following information reflects our preliminary estimates based on currently available information and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because we are still in the process of finalizing our financial and operating results as of, and for the three months ended, January 31, 2024 and, as a result, our final reported results may vary materially from the preliminary estimates. The preliminary financial data included in this prospectus have been prepared by, and are the responsibility of, our management. The Company’s independent auditors, RSM US LLP, have not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, RSM US LLP does not express an opinion or any other form of assurance with respect thereto.

	Three Months Ended January 31,
	2024		2023
($ in millions, unaudited)	Low (Estimated)	High (Estimated)	Actual
Consolidated Results of Operations Data:
Net sales	$580.0	$590.0	$583.5
Net income (loss)	181.0	183.0	(13.5)
Adjusted EBITDA	28.0	31.0	21.3
Adjusted Net Income	13.0	15.0	6.9

For the three months ended January 31, 2024, we estimate that our revenue will range from $580.0 million to $590.0 million, an increase of $1.5 million or 0.3%, using the mid-point of the estimated revenue range when compared with revenue of $583.5 million for the three months ended January 31, 2023. The increase in revenue was primarily due to increased contribution of sales, including price realization, from the Specialty Vehicles segment, partially offset by lower contribution of sales from the Recreational Vehicles segment.

For the three months ended January 31, 2024, we estimate that our net income will range from $181.0 million to $183.0 million, an increase of $195.5 million using the mid-point of the estimated net income range when compared with net loss of $13.5 million for the three months ended January 31, 2023. The increase in net income was primarily due to a gain recognized on the sale of Collins, increased gross margin, including price realization, in the Specialty Vehicles segment, and lower legal expenses, partially offset by lower gross margin in the Recreational Vehicles segment, impairment and other charges incurred in connection with the previously announced decision to discontinue manufacturing operations at the Company’s ElDorado National (California) (“ENC”) facility, and higher income tax expense.

For the three months ended January 31, 2024, we estimate that our Adjusted EBITDA will range from $28.0 million to $31.0 million, an increase of $8.2 million or 38.5%, using the midpoint of the estimated range when compared with our Adjusted EBITDA of $21.3 million for the three months ended January 31, 2023. The increase in Adjusted EBITDA was related to increased contribution from the Specialty Vehicles segment, partially offset by lower contribution from the Recreational Vehicles segment.

For the three months ended January 31, 2024, we estimate that our Adjusted Net Income will range from $13.0 million to $15.0 million, an increase of $7.1 million or 102.9%, using the mid-point of the estimated range when compared with Adjusted Net Income of $6.9 million for the three months ended January 31, 2023. The change in Adjusted Net Income was related to increased contribution from the Specialty Vehicles segment, partially offset by lower contribution from the Recreational Vehicles segment.

For the three months ended January 31, 2024, we estimate that our net debt to trailing twelve-month Adjusted EBITDA ratio will be under 1.0x. This ratio estimate includes payment of the Special Dividend (as defined below) payable on February 16, 2024, but excludes the cash to effect the share repurchase described above. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Adjusted EBITDA and Adjusted Net Income” in our most recent Annual Report on Form 10-K and this Recent Developments section of the prospectus for a reconciliation of Adjusted EBITDA to net income (loss).

The information above should be read in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. Our actual results for the three months ended January 31, 2024 are not yet available, may differ materially from our preliminary estimates (including as a result of quarter-end closing and review procedures) and are not necessarily indicative of the results to be expected for the remainder of the fiscal year ending October 31, 2024 or any future period. Accordingly, you should not place undue reliance upon these preliminary estimates, which are subject to risks and uncertainties, many of which are not within our control. Please see “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in this prospectus and the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in our most recent Annual Report on Form 10-K, which is incorporated by reference, for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our financial results presented above and the actual financial results we will report as of and for the three months ended January 31, 2024.

Reconciliation of Net income or Net loss to Adjusted Net Income and Adjusted EBITDA

In considering the financial performance of the business, management analyzes the primary financial performance measures of Adjusted EBITDA and Adjusted Net Income. Adjusted EBITDA is defined as net income or net loss for the relevant period before depreciation and amortization, interest expense, income taxes, and other items described below that we believe are not indicative of our ongoing operating performance. Adjusted Net Income is defined as net income or net loss, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance.

We believe Adjusted EBITDA and Adjusted Net Income are useful to investors because these performance measures are used by our management and the Company’s Board of Directors for measuring and reporting the

Company’s financial performance and as a measurement in incentive compensation for management. These measures exclude the impact of certain items which we believe have less bearing on our core operating performance because they are items that are not needed or available to the Company’s managers in the daily activities of their businesses. We believe that the core operations of our business are those which can be affected by our management in a particular period through their resource allocation decisions that affect the underlying performance of our operations conducted during that period. We also believe that decisions utilizing Adjusted EBITDA and Adjusted Net Income allow for a more meaningful comparison of operating fundamentals between companies within our markets by eliminating the impact of capital structure and taxation differences between the companies.

To determine Adjusted EBITDA, we adjust net income or net loss for the following items: non-cash depreciation and amortization, interest expense, income taxes and other items as described below. Stock-based compensation expense and sponsor expense reimbursement are excluded from both Adjusted Net Income and Adjusted EBITDA because they represent expenses which cannot be impacted by our business managers. Stock-based compensation expense also reflects a cost which may obscure trends in our underlying vehicle businesses for a given period, due to the timing and nature of the equity awards. We also adjust for exceptional items, which are determined to be those that in management’s judgment are not indicative of our ongoing operating performance and need to be disclosed by virtue of their size, nature or incidence, and include non-cash items and items settled in cash. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence.

Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools. They are not presentations made in accordance with U.S. GAAP, are not measures of financial condition and should not be considered as an alternative to net income or net loss for the period determined in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA and Adjusted Net Income is net income or net loss for the relevant period. Adjusted EBITDA and Adjusted Net Income are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with U.S. GAAP. Moreover, such measures do not reflect:

•	our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the cash requirements necessary to service interest or principal payments on our debt;

•	the cash requirements to pay our taxes.

The following table reconciles Net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,
	2024		2023
($ in millions, unaudited)	Low (Estimated)	High (Estimated)	Actual
Net income (loss)	$181.0	$183.0	$(13.5)
Depreciation and amortization	6.5	6.5	6.9
Interest expense, net	6.8	6.8	7.1
Provision (benefit) for income taxes	60.7	61.7	(5.1)

EBITDA	255.0	258.0	(4.6)
Transaction expenses (a)	5.0	5.0	0.2
Sponsor expense reimbursement (b)	0.2	0.2	0.2
Restructuring (c)	0.8	0.8	—
Restructuring related charges (d)	6.1	6.1	5.6
Impairment charges (e)	12.6	12.6	—
Stock-based compensation expense (f)	2.9	2.9	5.9
Legal matters (g)	2.9	2.9	13.8
Gain on sale of business (h)	(257.5)	(257.5)	—
Other items (i)	—	—	0.2

Adjusted EBITDA	$28.0	$31.0	$21.3

The following table reconciles Net income (loss) to Adjusted Net Income for the periods presented:

	Three Months Ended January 31,
	2024		2023
($ in millions, unaudited)	Low (Estimated)	High (Estimated)	Actual
Net income (loss)	$181.0	$183.0	$(13.5)
Amortization of intangible assets	0.6	0.6	1.4
Transaction expenses (a)	5.0	5.0	0.2
Sponsor expense reimbursement (b)	0.2	0.2	0.2
Restructuring (c)	0.8	0.8	—
Restructuring related charges (d)	6.1	6.1	5.6
Impairment charges (e)	12.6	12.6	—
Stock-based compensation expense (f)	2.9	2.9	5.9
Legal matters (g)	2.9	2.9	13.8
Gain on sale of business (h)	(257.5)	(257.5)	—
Other Items (i)	—	—	0.2
Income tax effect of adjustments (j)	58.4	58.4	(6.9)

Adjusted Net Income	$13.0	$15.0	$6.9

(a)

Reflects costs incurred in connection with business acquisitions, dispositions, and capital market transactions. Transaction expenses for the three months ended January 31, 2024, which consist primarily of success bonuses and legal and accounting expenses, were incurred in connection with the sale of Collins.

(b)	Reflects the reimbursement of expenses to our primary equity holder.
(c)	Reflects restructuring costs incurred in connection with the discontinuation of manufacturing operations at the Company’s ENC facility.

(d)

Reflects costs that are directly attributable to restructuring activities that do not meet the definition of, or qualify as, restructuring costs under ASC 420. Restructuring related charges for the three months ended January 31, 2024, which consist primarily of write offs of inventory associated with next generation propulsion technology, were incurred in connection with the discontinuation of manufacturing operations at the Company’s ENC facility. Restructuring related charges for the three months ended January 31, 2023, primarily consist of costs associated with a reduction in force impacting corporate employees and production inefficiencies related to the transition of KME branded fire apparatus production to other facilities within the Specialty Vehicles segment.

(e)	Reflects charges for the impairment of intangible and fixed assets associated with the discontinuation of manufacturing operations at the Company’s ENC facility.
(f)	Reflects expenses associated with the vesting of equity awards, including employer payroll taxes.
(g)	Reflects costs incurred to litigate and settle legal claims which are outside the normal course of business.
(h)	Reflects the pre-tax gain recognized in connection with the sale of Collins.
(i)	Reflects a loss on the sale of the Company’s investment in the China JV.
(j)	Income tax effect of adjustments using estimated tax rates.

Corporate Information

REV Group, Inc. is a corporation organized under the laws of the state of Delaware. Our principal executive offices are located at 245 South Executive Drive, Suite 100, Brookfield, Wisconsin 53005. Our telephone number at that address is (414) 290-0190. Our website address is www.revgroup.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement, and you should not rely on any such information in making the decision whether to purchase any of our securities.

The Offering

Common stock offered by the selling stockholders	16,000,000 shares

Underwriters’ option to purchase additional shares of common stock	2,400,000 shares

Common stock outstanding before this offering and the share repurchase	59,800,235 shares

Common stock outstanding after this offering and the share repurchase	51,800,235 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Share repurchase	We have agreed to repurchase 8,000,000 of the shares of our common stock that are subject to this offering from the underwriters at a price per share equal to the price paid by the underwriters to the selling stockholders in this offering. The closing of the share repurchase is contingent on the closing of this offering.

Dividends	Subject to legally available funds and the discretion of our Board of Directors, we expect to continue to pay a quarterly cash dividend at the rate of $0.05 per share on our common stock. During fiscal year 2023, we paid cash dividends of $12.1 million. Our ability to pay dividends is subject to certain limitations under our credit agreement dated April 13, 2021 (the “Credit Agreement”). In addition, in connection with the consummation of the sale of our former subsidiary, Collins, we declared a one-time special dividend (the “Special Dividend”) of $3.00 per share to holders of record of our common stock as of February 9, 2024, which is expected to be paid on February 16, 2024. Purchasers of shares in this offering will not be entitled to receive such Special Dividend with respect to the shares of common stock that they purchase in this offering.

On December 8, 2023, our Board of Directors declared a quarterly cash dividend of $0.05 per share on our common stock, payable in respect of the fourth quarter of fiscal year 2023. The dividend was paid on January 12, 2024 to holders of record as of December 26, 2023.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all, even if we have the financial resources to do so. We cannot assure you that we will declare dividends or have sufficient funds to pay dividends on our common stock in the future. Based on our current dividend rate of $0.05 per share, and assuming we have 51,800,235 shares of our common stock outstanding after this offering and share repurchase, this would result in an aggregate annual cash dividend amount of approximately $10.4 million. See “Dividends.”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NYSE symbol	“REVG.”

Unless we specifically state otherwise or the context otherwise requires, the number of shares of common stock to be outstanding before this offering is based on 59,800,235 shares of common stock outstanding as of February 8, 2024 and does not give effect to or reflect the issuance of:

•	1,825,945 shares of common stock reserved for future issuance pursuant to new awards under our 2016 Omnibus Incentive Plan as of February 8, 2024;

•	822,288 shares of common stock issuable upon vesting of restricted stock units outstanding as of February 8, 2024; and

•	535,919 shares of common stock issuable upon vesting of performance stock awards outstanding as of February 8, 2024.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the year ended October 31, 2023, which is incorporated by reference into this prospectus supplement. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

Risks Related to this Offering

AIP is party to the Shareholders Agreement (as defined below) and has significant influence over us, and their interests may conflict with ours or yours in the future.

Immediately following this offering and the share repurchase, AIP will beneficially own approximately 22.3% of our issued and outstanding shares of common stock (or 17.7% of our issued and outstanding shares of common stock if the underwriters’ option to purchase additional shares is exercised in full). Although AIP no longer owns a majority of our common stock, for so long as AIP continues to own a significant percentage of our stock, AIP will still be able to significantly influence the composition of our Board of Directors and the approval of actions requiring shareholder approval. AIP is also party to the Shareholders Agreement that, among other things, imposes certain transfer restrictions on the shares held by such stockholders and requires such stockholders to vote in favor of certain nominees to our Board of Directors. For a discussion of the Shareholders Agreement, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended October 31, 2023, which is incorporated by reference herein. Pursuant to the Shareholders Agreement, AIP has the following rights so long as it holds at least 15% of our then outstanding common stock:

•	to nominate the greater of five members of our Board of Directors or a majority of directors;

•	to designate the Chairman of our Board of Directors and one member to each of the audit committee, the compensation committee and the nominating and corporate governance committee;

•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of us or any material subsidiary;

•	to approve any non-pro rata reduction to the share capital of us or any material subsidiary, except as required by law;

•

to approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws that would change our name, our jurisdiction of incorporation, the location of our principal executive offices, the purpose or purposes for which we are incorporated or the approval requirements as provided in the Shareholders Agreement;

•	to approve special dividends greater than $10 million;

•	to approve any merger, amalgamation or consolidation of us or the spinoff of a business of ours with assets in excess of 15% of the consolidated assets or revenues of us and our subsidiaries;

•	to approve the sale, conveyance, transfer or other disposition of all or more than 15% of the consolidated assets or revenues of us and our subsidiaries; and

•	to approve any designation to the Board of Directors contrary to the Shareholders Agreement or the amended and restated certificate of incorporation and amended and restated bylaws.

Lastly, AIP’s interests as an equity holder may not be aligned in all cases with those of other equity investors, or of our lenders as creditors. In addition, AIP may have an interest in pursuing or not pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might be contrary to the wishes of other equity investors or involve risks to our lenders. Furthermore, AIP may in the future own businesses that directly or indirectly compete with us. AIP may also pursue acquisition opportunities that may be complementary to our business separately from us and, as a result, those acquisition opportunities may not be available to us.

An active, liquid trading market for our common stock may not be sustained.

Although our common stock is currently listed on the NYSE under the symbol “REVG,” an active trading market for our shares may not be sustained following this offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to be sustained would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

We cannot assure you that our stock price will not decline or not be subject to significant volatility after this offering.

The market price of our common stock could be subject to significant fluctuations after this offering. The price of our stock may change in response to fluctuations in our operating results in future periods and may also change in response to other factors, many of which are beyond our control. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	legal, regulatory or political developments;

•	litigation and governmental investigations;

•	the size of our public float;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	changing economic conditions; and

•	exchange rate fluctuations.

In particular, we cannot assure you that you will be able to resell any of your shares of our common stock at or above the public offering price, or at all. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of February 8, 2024, we had 59,800,235 shares of common stock outstanding. The shares of common stock offered in this offering by the selling stockholders, other than shares repurchased by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, may be resold in the public market immediately (other than shares of our common stock that may be held or acquired by our directors, executive officers or affiliates, as that term is defined in the Securities Act). In addition, the shares of common stock held by our directors, our executive officers and the selling shareholders will no longer be subject to a contractual restriction on transfer after the 45-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreements or with the prior written consent of the Requisite Number of Representatives (as defined under “Underwriting (Conflict of Interest)”), as described in the “Underwriting” section of this prospectus. We also registered all shares of common stock that we may issue under our equity compensation plans—which means these shares can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We cannot assure you that we will declare dividends or have sufficient funds to pay dividends on our common stock.

Our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under the Credit Agreement. Furthermore, Delaware law requires that our Board of Directors determine that we have adequate surplus prior to the declaration of dividends. Therefore, any return on investment in our common stock may be solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividends” for more detail.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our shares is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “aim” and other similar expressions, although not all forward-looking statements contain these identifying words. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to, increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increases in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions and integration of operations relating to mergers and acquisitions activities.

The forward-looking statements in this prospectus supplement are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements are described under “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2023, incorporated by reference herein.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein represent our views as of the date on which they were made. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. See “Selling Stockholders.”

DIVIDENDS

Subject to legally available funds and the discretion of our Board of Directors, we expect to continue to pay a quarterly cash dividend at the rate of $0.05 per share on our common stock. During fiscal year 2023, we paid cash dividends of $12.1 million. Our ability to pay dividends is subject to certain limitations under our Credit Agreement.

On December 8, 2023, our Board of Directors declared a quarterly cash dividend of $0.05 per share on our common stock, payable in respect of the fourth quarter of fiscal year 2023. The dividend was paid on January 12, 2024 to holders of record as of December 26, 2023. In addition, in connection with the consummation of the sale of our former subsidiary, Collins, we declared a one-time Special Dividend of $3.00 per share to holders of record of our common stock as of February 9, 2024, which is expected to be paid on February 16, 2024. Purchasers of shares in this offering will not be entitled to receive such Special Dividend with respect to the shares of common stock that they purchase in this offering.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all, even if we have the financial resources to do so. We cannot assure you that we will declare dividends or have sufficient funds to pay dividends on our common stock in the future. Based on our current dividend rate of $0.05 per share, and assuming we have 51,800,235 shares of our common stock outstanding after this offering and share repurchase, this would result in an aggregate annual cash dividend amount of approximately $10.4 million.

SELLING STOCKHOLDERS

AIP currently beneficially owns a significant portion, but less than a majority, of our outstanding common stock, and is party to a registration rights agreement with us, in which we have agreed to register their securities for resale. Although AIP no longer owns a majority of our common stock, AIP holds certain rights with respect to our corporate governance pursuant to the Shareholders Agreement, as described in “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended October 31, 2023.

The table below sets forth, as of the date of this prospectus, the name of the selling stockholders for which we are registering shares of common stock for resale to the public, and the aggregate principal amount that the selling stockholders may offer pursuant to this prospectus. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interest in our securities after the date of this prospectus. Unless otherwise indicated, the address of each selling stockholder listed in the table below is c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, New York 10017. The common stock issued to the selling stockholders are subject to transfer restrictions, as described herein.

A selling stockholder may sell all, some or none of such securities in this offering. See “Underwriting.”

Except where noted, we have based percentage ownership of our common stock prior to this offering on 59,800,235 shares of common stock issued and outstanding as of February 8, 2024 and the percentage ownership information shown in the table after this offering (assuming no exercise of the underwriters’ option to purchase additional shares and assuming full exercise of such option) is based upon 51,800,235 shares of common stock outstanding as of February 8, 2024 after giving effect to the retirement of the shares repurchased by us in the share repurchase, assuming that we repurchase 8,000,000 of the shares of our common stock that are subject to this offering.

	Common Stock Beneficially Owned Before this Offering(1)			Number of Shares Being Offered	Common Stock Beneficially Owned After this Offering			Number of Shares Being Offered in the Option to Purchase Additional Shares	Common Stock Beneficially Owned After this Offering Assuming Underwriters’ Exercise of the Option to Purchase Additional Shares in Full
	Shares	%			Shares	%			Shares	%
Name of Selling Stockholder:
American Industrial Partners Capital Fund IV, LP (2)	25,667,974	42.9%		15,921,091	9,746,883	18.8%		2,388,164	7,358,719	14.2%
American Industrial Partners Capital Fund IV (Parallel), LP (3)	127,217		*	78,909	48,308		*	11,836	36,472		*

*	Represents beneficial ownership of less than one percent of our outstanding shares of common stock.
(1)

The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. For purposes of this table, except where noted, we have assumed that none of the beneficial owners has purchased shares of our common stock in the open market. Under the regulations of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.
(2)

Represents 25,667,974 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV, LP. (“Fund IV”). AIPCF IV, LLC (“AIP GP”) is the general partner of Fund IV. Mr. Dino Cusumano, Mr. Kim Marvin and Mr. John Becker are senior managing members of AIP GP. As a result of the above, Mr. Cusumano, Mr. Marvin and Mr. Becker may be deemed to share voting and dispositive power with respect to the shares held by Fund IV. Mr. Cusumano currently serves as a member of the Board of REV. Each of the individuals listed herein disclaims beneficial ownership of the shares of common stock held by Fund IV except to the extent of any pecuniary interest therein.

(3)

Represents 127,217 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV (Parallel), LP (“Parallel Fund”). AIP GP is the general partner of Parallel Fund. Mr. Dino Cusumano, Mr. Kim Marvin and Mr. John Becker are senior managing members of AIP GP. As a result of the above, Mr. Cusumano, Mr. Marvin and Mr. Becker may be deemed to share voting and dispositive power with respect to the shares held by the Parallel Fund. Mr. Cusumano currently serves as a member of the Board of REV. Each of the individuals listed herein disclaims beneficial ownership of the shares of common stock held by the Parallel Fund except to the extent of any pecuniary interest therein.

UNDERWRITING

Robert W. Baird & Co. Incorporated, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as representatives on behalf of the underwriters in connection with this offering. We and the selling stockholders have entered into an underwriting agreement with the underwriters with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the several underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Robert W. Baird & Co. Incorporated	6,478,400
Goldman Sachs & Co. LLC	4,049,600
Morgan Stanley & Co. LLC	4,049,600
D. A. Davidson & Co.	1,422,400
Total	16,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,400,000 additional shares at the public offering price less any underwriting discount. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.4455 per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to purchase 8,000,000 of the shares of our common stock that are subject to this offering from the underwriters at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering. The closing of the share repurchase is contingent on the closing of this offering.

Underwriting Discount and Expenses

The following table shows the underwriting discount that the selling stockholders identified in this prospectus supplement are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock. The underwriters will not be entitled to any underwriting discount in respect of the 8,000,000 shares of common stock being repurchased by us.

	Without option		With option
	Per share	Total	Per share	Total
Public offering price(1)	$16.50	$258,060,000	$16.50	$297,660,000

Underwriting discounts and commissions(2)	$0.7425	$5,940,000	$0.7425	$7,722,000

Proceeds to the selling stockholders, before expenses	$15.7575	$252,120,000	$15.7575	$289,938,000

(1)

The total price to public reflects the sale of (i) 8,000,000 shares of common stock to the public (or 10,400,000 shares of common stock to the public if the underwriters exercise their option to purchase additional shares in full) at the per share price of $16.50 and (ii) 8,000,000 shares of common stock to us in the share repurchase at the per share price of $15.7575.

(2)	The underwriters will not be entitled to any underwriting discounts and commissions in respect of the 8,000,000 shares of common stock being repurchased by us.

We estimate that our portion of the total expenses of this offering will be approximately $1,060,000. We have also agreed to reimburse the underwriters for certain expenses of counsel to the underwriters related to FINRA and blue sky matters, in an amount not to exceed $40,000.

The underwriters have also agreed to reimburse us for certain expenses incurred by us with respect to this offering.

Lock-Up

We have agreed that, for a period of 45 days after the date of this prospectus supplement, we will not, without the prior written consent of the Requisite Number of Representatives (as defined below) of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, provided that we must give each of the representatives notice substantially at the same time of any request to release or waive the restrictions set forth in this paragraph. “Requisite Number of Representatives” means (i) all of the representatives during the 10-day period starting on, and including, the date such notice is given by us (in the case of us making such a request) or one of the persons referred to in the immediately succeeding paragraph (in the case of any such person making a request) and (ii) two of the three representatives after completion of such 10-day period. These restrictions will not apply to:

•

the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement pursuant to an employee benefit plan in effect on the date of this prospectus supplement and described in this prospectus supplement;

•

the grant of options or the issuance of restricted shares of our common stock or any other securities by us to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of this prospectus supplement and described in this prospectus supplement and the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan described in “Proposal No. 5 Approval of Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan” in our most recent Definitive Proxy Statement for our Annual Meeting of Stockholders;

•

the filing by us of one or more registration statements with the SEC on Form S-8 in respect of any shares issued under, or the grant of any award pursuant to, an employee benefit plan described in this prospectus supplement and the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan described in “Proposal No. 5 Approval of Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan” in our most recent Definitive Proxy Statement for our Annual Meeting of Stockholders;

•

the sale or issuance of or entry into an agreement to sell or issue shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock in connection with any mergers, acquisition of securities, businesses, property or other assets, joint ventures, strategic alliances or partnerships with experts or other talent to develop or provide products or services, provided that the aggregate number of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (on an as-converted or as-exercised basis, as the case may be) that we may sell or issue pursuant to this bullet shall not exceed 7.5% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering, and provided further that each recipient of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock pursuant to this fourth bullet shall execute a lock-up agreement substantially in the form provided by the underwriting agreement; and

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) any public announcement or filing under the Exchange Act by us regarding the establishment of such plan shall include a statement to the effect that no transfer of common stock may be made under such plan during the 45-day lock-up period.

The selling stockholders and our executive officers and directors have agreed that, for a period of 45 days after the date of this prospectus supplement, they will not, without the prior written consent of the Requisite Number of Representatives of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by such person or any other securities so owned convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; provided that such person must give each of the representatives notice substantially at the same time of any request to release or waive the restrictions set forth in this paragraph. Notwithstanding the foregoing, the restrictions described in the lock-up agreement will not apply in certain circumstances, including:

•	sales or transfers relating to shares of our common stock to the underwriters in this offering;

•

transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

•	transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock:

•	as a bona fide gift or gifts, including as a result of the operation of law or estate or intestate succession, or pursuant to a will or other testamentary document;

•

if such person is a natural person, to a member of the immediate family of such person, which shall mean any relationship by blood, marriage, domestic partnership or adoption no more remote than first cousin and includes any former spouse;

•	if such person is a natural person, to any trust or other like entity for the direct or indirect benefit of such person or the immediate family of such person;

•

if such person is a natural person, to a corporation, partnership, limited liability company or other entity of which such person and the immediate family of such person are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity;

•

if such person is a corporation, partnership, limited liability company or other entity, to any trust or other like entity for the direct or indirect benefit of such person or any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of such person;

•	if such person is a corporation, partnership, limited liability company or other entity, to any investment fund or other entity controlled or managed by such person;

•	as a distribution to any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of such person; or

•	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the seven sub-bullets above;

provided that in the case of any transfer or distribution pursuant to the sub-bullets above of this third bullet, each donee, distributee or transferee shall sign and deliver a lock-up agreement and no filing under Section 16(a) of the Exchange Act (other than a filing on Form 5 after the expiration of the 45-day lock-up period) reporting a reduction in beneficial ownership shall be required or shall be voluntarily made during the 45-day lock-up period;

•

the exercise of stock options to purchase shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or other similar awards granted on or prior to the final prospectus relating to this offering or granted pursuant to our equity incentive plans described in this prospectus and the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan described in “Proposal No. 5 Approval of Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan” in our most recent Definitive Proxy Statement for our Annual Meeting of Stockholders, provided that the lock-up agreement shall apply to any of such person’s common stock issued upon such exercise;

•

the transfer of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock from such person to us (or the purchase and cancellation of same by us) upon a vesting event of our securities or upon the exercise of options to purchase shares of common stock by such person, in each case on a “cashless” or “net exercise” basis, or to cover tax withholding obligations of such person in connection with such vesting or exercise, whether by means of a “net settlement” or otherwise, in each case pursuant to employee benefit plans disclosed in the registration statement of which this prospectus forms a part and the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan described in “Proposal No. 5 Approval of Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan” in our most recent Definitive Proxy Statement for our Annual Meeting of Stockholders, provided that if any filing under Section 16(a) of the Exchange Act (other than a filing on Form 5 after the expiration of the 45-day lock-up period) reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be voluntarily made during the 45-day lock-up period, such filing shall clearly indicate in the footnotes thereto that such disposition of shares is to cover tax withholdings;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the 45-day lock-up period and (ii) any public announcement or filing under the Exchange Act by or on behalf of such person or us regarding the establishment of such plan shall include a statement to the effect that no transfer of common stock may be made under such plan during the 45-day lock-up period;

•

if such person is a corporation, partnership, limited liability company or other entity, the transfer of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of such person’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of such person’s assets, in any such case not undertaken for the purpose of avoiding the restrictions described in the lock-up agreement, provided that each transferee shall sign and deliver a lock-up agreement;

•

the transfer of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock that occurs by any order or settlement resulting from any legal proceeding pursuant to a qualified domestic order or in connection with a divorce settlement; provided that in the case of any transfer or distribution pursuant this clause, any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock shall state that such transfer is pursuant to an order of a court or a settlement resulting from a legal proceeding unless such a statement would be prohibited by any applicable law or order of a court;

•

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock pursuant to an order of a court or regulatory agency; provided that each transferee shall sign and deliver a lock-up agreement, unless prohibited by any applicable law or order of a court; and provided, further, that any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall state that such transfer is pursuant to an order of a court or a settlement resulting from a legal proceeding unless such a statement would be prohibited by any applicable law or order of a court; or

•

the transfer of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the shares of our common stock involving a change of control of us; provided that all of the such person’s common stock subject to the lock-up agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to the lock-up agreement; and provided, further, that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares of our common stock owned by such person shall remain subject to the restrictions contained in the lock-up agreement (for this purpose, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 50% of our outstanding voting securities (or the surviving entity)).

Listing

Our shares of common stock are listed on the NYSE under the symbol “REVG.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, it may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, as applicable, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Canada

The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area (the “EEA”) (each, a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in any Relevant State of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for REV Group, Inc. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. None of REV Group, Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in the EEA in circumstances in which an obligation arises for REV Group, Inc., the selling stockholders or the underwriters to publish a prospectus for such offer.

In relation to each Relevant State, no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of our common stock may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of our common stock shall require REV Group, Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock.

United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in the United Kingdom of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for REV Group, Inc. or any of the underwriters to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) in relation to such offer. None of REV Group, Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in the United Kingdom in circumstances in which an obligation arises for REV Group, Inc., the selling stockholders or the underwriters to publish a prospectus for such offer. No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority, except that the shares of our common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of our common stock shall require REV Group, Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the United Kingdom means the communication in any form and by means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as

“relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the shares of our common stock offered hereby or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to REV Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of common our stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares have not and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or Securities and Futures Ordinance, or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) or other relevant person (as defined in Section 275(2) of the SFA) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the shares except: (1) to an institutional investor, an accredited investor, a relevant person or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust), (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to the private placement exemptions stated below from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock may constitute either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock may constitute either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Switzerland

This prospectus supplement and accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the common stock. The common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common stock.

Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied upon by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares of common stock to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (“Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (“Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters will be passed upon for us and the selling stockholders by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of REV Group, Inc. as of October 31, 2023 and 2022 and for each of the years in the three-year period ended October 31, 2023 and the effectiveness of internal control over financial reporting as of October 31, 2023 incorporated in this Prospectus by reference from the REV Group, Inc. Annual Report on Form 10-K for the year ended October 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the NYSE under the symbol “REVG.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at investors.revgroup.com. However, the information on our website is not a part of this prospectus supplement or any accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information deemed to have been “furnished” and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed with the SEC on December 13, 2023; and

•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2024, January 31, 2024, February 8, 2024 and February 13, 2024.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

REV Group, Inc.

245 South Executive Drive, Suite 100

Brookfield, WI 53005

(414) 290-0190

PROSPECTUS

REV Group, Inc.

Common Stock

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of up to 28,272,855 shares of common stock of REV Group, Inc. (“REV”).

We are registering the offer and sale of the securities held by the selling securityholders to satisfy certain registration rights we have granted. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. The specific terms of any offering of these securities, including the public offering price, will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

The securities covered by this prospectus may be sold on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. The selling securityholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

REV’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “REVG.” On December 7, 2023 the last reported sale price of REV’s common stock on the NYSE was $16.44 per share.

Investing in our securities involves risks.

You should carefully consider the information referred to under the heading

“Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2023.

i

OUR COMPANY

REV is a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States and Canada, through three segments: Fire & Emergency, Commercial, and Recreation. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

REV Group, Inc. is a corporation organized under the laws of the state of Delaware. Our principal executive offices are located at 245 South Executive Drive, Suite 100, Brookfield, WI 53005. Our telephone number at that address is (414) 290-0190. Our website address is www.revgroup.com. The information on, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement, and you should not rely on any such information in making the decision whether to purchase any of our securities.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and information incorporated by reference after the date of this prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus, together with additional information described under the heading “Where You Can Find More Information.”

Neither we nor the selling securityholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “REV,” “the Company,” “we,” “us,” and “our” refer to REV Group, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange, or “NYSE” under the symbol “REVG.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at investors.revgroup.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information deemed to have been “furnished” and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed with the SEC on December 13, 2023.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

REV Group, Inc.

245 South Executive Drive, Suite 100

Brookfield, WI 53005

1-888-738-4037

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “aim” and other similar expressions, although not all forward-looking statements contain these identifying words.

The forward-looking statements contained or incorporated by reference in this prospectus are only predictions. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increases in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions and integration of operations relating to mergers and acquisitions activities. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include those described under the “Risk Factors” section of this prospectus, in any accompanying prospectus supplement and in the filings made by us from time to time with the SEC or in materials incorporated herein or therein.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained or incorporated by reference in this prospectus or to reflect any changes in expectations or any change in events, conditions or circumstances on which any statement is based, except as required by law.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, as updated by annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

All of the common stock sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain terms of our amended and restated certificate of incorporation and amended and restated bylaws. This discussion summarizes some of the important rights of our stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended October 31, 2023, and our Registration Statement on Form 8-A dated January 27, 2017.

General

Our authorized capital stock consists of 700,000,000 shares of capital stock, $0.001 par value per share, of which:

•	605,000,000 shares are designated as common stock; and

•	95,000,000 shares are designated as preferred stock.

The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

All issued and outstanding shares of our common stock have been duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our common stock are available for issuance by our Board of Directors without any further stockholder action, except as required by the listing standards of the NYSE.

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Each holder of our common stock is entitled to ratably receive dividends if, as, and when declared from time to time by our Board of Directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Right to Receive Liquidation Distributions. Upon our dissolution, liquidation, or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Shareholders Agreement. We are party to an amended and restated shareholders agreement with (i) American Industrial Partners Capital Fund IV, LP, (ii) American Industrial Partners Capital Fund IV (Parallel), LP and (iii) AIP/CHC Holdings, LLC (collectively, the “Sponsor”), and entities affiliated with J.P. Morgan Securities LLC (the “JPM Holders”) and certain of our existing stockholders (the “Shareholders Agreement”). Pursuant to the Shareholders Agreement, the Sponsor has certain rights so long as it beneficially owns at least 15% of the then outstanding shares of our common stock, as described under “Selling

Securityholders—Material Relationships with Selling Securityholders—Amended and Restated Shareholders Agreement” in this prospectus and in the “Certain Relationships and Related Person Transactions—Amended and Restated Shareholders Agreement” section of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023.

Other Matters. The common stock has no preemptive rights pursuant to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the shares being offered by the selling stockholders identified in this prospectus, have been fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, 95,000,000 shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences, or relative, participation, optional, or other special rights (if any), and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Registration Rights

We are party to a registration rights agreement with the Sponsor, the JPM Holders and certain other existing stockholders, each of which is entitled to certain demand and piggyback registration rights. See “Selling Securityholders—Material Relationships with Selling Securityholders—Registration Rights Agreement.”

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions included in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Classified Board

Our Board of Directors is divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any.

Removal of Directors

Our amended and restated certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of our then outstanding stock.

Director Vacancies

Our amended and restated certificate of incorporation authorizes only our Board of Directors to fill vacant directorships.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated bylaws and amended and restated certificate of incorporation provide that special meetings of our stockholders may only be called by the Board of Directors.

Advance Notice Procedures for Director Nominations

Our amended and restated bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Action by Written Consent

Our amended and restated bylaws and amended and restated certificate of incorporation provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two thirds of our common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of our common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of the NYSE, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), or any action asserting a claim governed by the internal affairs doctrine.

Business Combinations with Interested Stockholders

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We had expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after such time as the Sponsor no longer beneficially owned at least 50% of our common stock. Since that time, such election was automatically withdrawn and we are now governed by the “business combination” provisions of Section 203 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our shares of common stock are listed on the NYSE under the symbol “REVG.”

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to 28,272,855 shares of our common stock. The selling securityholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering shares of common stock for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. Unless otherwise indicated, the address of each selling securityholder listed in the table below is c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, New York 10017. The common stock issued to the selling securityholders are subject to transfer restrictions, as described herein.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law and transfer restrictions, as described herein.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except where noted, we have based percentage ownership of our common stock prior to this offering on 59,505,829 shares of common stock issued and outstanding as of December 7, 2023.

	Common Stock Beneficially Owned(1)			Common Stock Registered Hereby	Common Stock Beneficially Owned After Sale of All Common Stock Offered Hereby(1)
Name of Selling Securityholder	Shares	Percentage			Shares	Percentage
Funds associated with AIP Fund IV(2)	27,562,505	46.3%		27,562,505	—	—
Jorge Amador(3)	10,045		*	10,045	—	—
Paul Bamatter(4)	150,000		*	150,000	—	—
Eric Baroyan(5)	35,157		*	35,157	—	—
John Becker(6)	118,028		*	118,028	—	—
Trusts associated with the estate of Sparsh Bhargava(7)	2,511		*	2,511	—	—
Dino Cusumano(8)	118,030		*	118,030	—	—
Daniel Davis(9)	10,045		*	10,045	—	—
Ben DeRosa(10)	35,157		*	35,157	—	—
Justin Fish(11)	17,511		*	17,511	—	—
Ryan Hodgson(12)	5,023		*	5,023	—	—
Richard Hoffman(13)	10,045		*	10,045	—	—
Kim Marvin(14)	118,030		*	118,030	—	—

	Common Stock Beneficially Owned(1)			Common Stock Registered Hereby	Common Stock Beneficially Owned After Sale of All Common Stock Offered Hereby(1)
Name of Selling Securityholder	Shares	Percentage			Shares	Percentage
Joel Rotroff(15)	20,511		*	20,511	—	—
Graham Sullivan(16)	35,157		*	35,157	—	—
Randall Swift(17)	25,100		*	25,100	—	—

*	Less than one percent.
(1)

The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. For purposes of this table, except where noted we have assumed that none of the beneficial owners has purchased shares of our common stock in the open market. Under the regulations of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

(2)

Represents 27,562,505 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV, LP. (“Fund IV”), American Industrial Partners Capital Fund IV (Parallel), LP (“Parallel Fund”) and AIP/CHC Holdings, LLC (“AIP Holdings” and, together with Fund IV and Parallel Fund, the “AIP Funds”). AIPCF IV, LLC (“AIP GP”) is the general partner of Fund IV and the Parallel Fund. Mr. Cusumano, Mr. Marvin and Mr. Becker are senior managing members of AIP GP. They are also managing members of AIP/CHC Investors, LLC, which is the managing member of AIP Holdings. As a result of the above, Mr. Cusumano, Mr. Marvin and Mr. Becker may be deemed to share voting and dispositive power with respect to the shares held by the AIP Funds. Mr. Cusumano currently serves as a member of the Board of REV. Each of the individuals listed herein disclaim beneficial ownership of the shares of common stock held by the AIP Funds except to the extent of any pecuniary interest therein. The AIP Funds may be deemed to be a “group” within the meaning of Rule 13d-5 of the Exchange Act of 1934.

(3)	Mr. Amador has been a partner at AIP, LLC, which is an affiliate of the AIP Funds (“AIP”) since 2013.
(4)	Mr. Bamatter has served as a member of the Board of REV since 2016. He has also been a partner at AIP since 2005 and was the chief financial officer of AIP from 2005 to 2018.
(5)

Reflects 31,641 shares of common stock held by Eric Baroyan and 3,516 shares of common stock held by the Eric Baroyan 2010 Long-Term Trust. Eric Baroyan, as trustee of the Eric Baroyan 2010 Long-Term Trust, may be deemed to share voting power and dispositive power over the shares held by the Eric Baroyan 2010 Long-Term Trust. Mr. Baroyan has been a partner at AIP since 2010.

(6)

Reflects 55,473 shares of common stock held by John Becker and 62,555 shares of common stock held by the John Becker 2010 Long-Term Trust. John Becker, as trustee of the John Becker 2010 Long-Term Trust, may be deemed to share voting power and dispositive power over the shares held by the John Becker 2010 Long-Term Trust. Mr. Becker has also been a senior managing member of AIP GP since 2006, a managing member of AIP/CHC Investors, LLC since 2008 and a partner at AIP since 2005.

(7)

Reflects 1,255 shares of common stock held by the Umesh K. Bhargava Revocable Trust dated August 4, 2017 and 1,256 shares of common stock held by the Nibha Bhargava Revocable Trust dated August 4, 2017. Each of Umesh K. Bhargava and Nibha Bhargava serves as co-trustees of the two trusts.

(8)

Mr. Cusumano has served as a member of the Board of REV since 2008. He has also been a senior managing member of AIP GP since 2006, a managing member of AIP/CHC Investors, LLC since 2008 and a partner at AIP since 2005.

(9)

Reflects 9,243 shares of common stock held by Daniel Davis and 802 shares of common stock held by the Main Trust under the Daniel Davis 2012 Long-Term Trust. Daniel Davis, as trustee of the Main Trust under the Daniel Davis 2012 Long-Term Trust, may be deemed to share voting power and dispositive power over the shares held by the Main Trust under the Daniel Davis 2012 Long-Term Trust. Mr. Davis has been a partner at AIP since 2013.

(10)	Mr. DeRosa has been a partner at AIP since 2011.
(11)	Mr. Fish served as a member of the Board of REV from 2016 to 2023. He has been a partner at AIP since 2013.
(12)	Mr. Hodgson was previously a partner at AIP until 2020.
(13)	Mr. Hoffman has been a partner at AIP since 2013.
(14)

Mr. Marvin served as a member of the Board of REV from 2008 to 2020. He has also been a senior managing member of AIP GP since 2006, a managing member of AIP/CHC Investors, LLC since 2008 and a partner at AIP since 2005.

(15)	Mr. Rotroff has served as a member of the Board of REV since 2016. He has also been a partner at AIP since 2013.
(16)

Reflects 26,368 shares of common stock held by Graham Sullivan and 8,789 shares of common stock held by the Graham Grosvenor Sullivan 2012 Long-Term Trust. Graham Sullivan, as trustee of the Graham Grosvenor Sullivan 2012 Long-Term Trust, may be deemed to share voting power and dispositive power over the shares held by the Graham Grosvenor Sullivan 2012 Long-Term Trust.

(17)	Mr. Swift has served as a member of the Board of REV since 2020. He has also been a partner at AIP since 2015.

Material Relationships with Selling Securityholders

The description of our relationships with the selling securityholders and their affiliates set forth under “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 is incorporated by reference herein.

Amended and Restated Shareholders Agreement

We are party to the Shareholders Agreement with the Sponsor, the JPM Holders and certain of our existing stockholders that we entered into in connection with our IPO. Pursuant to the Shareholders Agreement, the Sponsor has the following rights so long as it beneficially owns at least 15% of the then outstanding shares of our common stock:

•	to nominate the greater of five members of the Board or a majority of our directors;

•	to designate the Chairman of our Board and one member to each of the audit committee, the compensation committee and the nominating and corporate governance committee;

•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or any material subsidiary;

•	to approve any non-pro rata reduction to the share capital of the Company or any material subsidiary, except as required by law;

•

to approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws that would change the name of the Company, its jurisdiction of incorporation, the location of its principal executive offices, the purpose or purposes for which the Company is incorporated or the approval requirements as provided in the Shareholders Agreement;

•	to approve special dividends greater than $10 million;

•

to approve any merger, amalgamation or consolidation of the Company or the spin-off of a business of the Company with assets in excess of 15% of the consolidated assets or revenues of the Company and its subsidiaries;

•	the sale, conveyance, transfer or other disposition of all or more than 15% of the consolidated assets or revenues of the Company and its subsidiaries; and

•	any designation to the Board contrary to the Shareholders Agreement or the amended and restated certificate of incorporation and amended and restated bylaws.

In addition, for so long as the Sponsor beneficially owns at least 15% of the then outstanding shares of our common stock, the Sponsor is entitled to certain information rights, including the right to consult with and advise senior management, to receive quarterly and annual financial statements and to review our books and records. We are also required to cooperate with the Sponsor in connection with certain pledges of our shares or grants of security interests in respect thereof, including in connection with margin loans.

The Shareholders Agreement also provides for the reimbursement of certain expenses that the Sponsor incurs in connection with providing management services to us. During fiscal year 2023, reimbursements of expenses to the Sponsor for management services totaled $0.3 million.

The Shareholders Agreement will automatically terminate when the Sponsor ceases to beneficially own, directly or indirectly, at least 15% of the then outstanding shares of our common stock.

Registration Rights Agreement

We are party to a registration rights agreement with the Sponsor, the JPM Holders and certain other existing stockholders (each, a “Stockholder” and together, the “Stockholders”), each of which is entitled to certain demand and piggyback registration rights. As of December 7, 2023, the Stockholders held an aggregate of approximately 28,272,855 million shares of our common stock, or approximately 47.5% of the voting power of our common stock outstanding. The registration rights described below will expire on the date on which the securities subject to the registration rights agreement may be sold by the holder in a single transaction pursuant to Rule 144 promulgated under the Securities Act.

Demand Registration Rights. Subject to certain requirements and other limitations in the registration rights agreement, the Sponsor may request that we register all or a portion of their shares. Any such request must cover a quantity of shares with an anticipated aggregate offering price of at least $50.0 million. To the extent we are a well-known seasoned issuer, the Stockholders making a demand registration may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered. Depending on certain conditions, we may defer a demand registration for up to 90 days in any 12-month period. These demand registration rights remain available to the Sponsor but are no longer available to the remaining Stockholders, since upon completion of the secondary offering in June 2021, the Stockholders ceased to beneficially own a majority of the Company’s common stock.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the Stockholders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Transfer Restrictions. The registration rights agreement contains certain transfer restrictions applicable to the parties thereto. Without the consent of the Sponsor, and subject to certain exceptions, no party to the registration rights agreement is permitted to transfer their shares of our common stock except in a registered offering being conducted pursuant to, and in accordance with the terms of, the registration rights agreement.

Expenses; Indemnification. The registration rights agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The registration rights agreement contains customary indemnification and contribution provisions.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. In addition, we have entered into customary indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

PLAN OF DISTRIBUTION

The selling securityholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement the particular terms of any offering of the securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds that the selling securityholders will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If the selling securityholders use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. In such offerings, the underwriters may be obligated to purchase all the securities of the series offered if any of the securities are purchased.

The selling securityholders may sell securities through agents or dealers designated by them. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by the selling securityholders to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from the selling securityholders as principal and may resell those securities at varying prices to be determined by the dealer.

The selling securityholders also may sell securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the selling securityholders and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

The selling securityholders may enter into agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP or such other counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of REV Group, Inc. as of October 31, 2023 and 2022 and for each of the years in the three-year period ended October 31, 2023 and the effectiveness of internal control over financial reporting as of October 31, 2023 incorporated in this Prospectus by reference from the REV Group, Inc. Annual Report on Form 10-K for the year ended October 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

16,000,000 Shares

REV Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Managers

Baird	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Manager

D. A. Davidson & Co.

February 14, 2024